EXHIBIT 99.1

Contact: Eva Schmitz Douglas
Phone:	(812) 962-5011
Cell:	(812) 431-7177

FOR IMMEDIATE RELEASE

Accuride Corporation Announces Offering of Notes Due 2015

Evansville, Ind. — January 13, 2005 - Accuride Corporation announced today that it will commence an offering of $225 million of notes due 2015, in an offering exempt from the registration requirements of the Securities Act of 1933, to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S.  The Company intends to use the net proceeds from the offering to redeem or otherwise retire its existing 9-1/4% senior subordinated notes due 2008.  This transaction is expected to be completed during the first quarter of 2005, subject to customary closing conditions.

The notes being sold under the Securities Act of 1933, will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

Accuride Corporation is a manufacturer and supplier of wheels for heavy/medium trucks and commercial trailers, buses, light trucks, as well as specialty and military vehicles.  Accuride Corporation has steel wheel operations in Henderson, Kentucky; London, Ontario, Canada; and Monterrey, Mexico.  Accuride has aluminum wheel operations in Erie, Pennsylvania, and Cuyahoga Falls, Ohio.

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